SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to § 240.14a-12

NORTHEAST BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NORTHEAST BANCORP
232 Center Street
Auburn, Maine 04210

October 4, 2002

Dear Shareholder:

On behalf of the Board of Directors, we cordially invite you to attend the Annual Meeting of Shareholders of Northeast Bancorp (the “Company”) which will be held at the Martindale Country Club located at 527 Beech Hill Road, Auburn, Maine on Tuesday, November 12, 2002, at 6:00 p.m., local time.

At the Annual Meeting, shareholders will be asked (i) to elect eleven directors as members of the Board of Directors of the Company, (ii) to ratify the appointment of Baker Newman & Noyes, Limited Liability Company, as the Company’s independent auditors for fiscal year 2003, and (iii) to transact such other business as may properly come before the Annual Meeting or any adjournment thereof. On the following pages you will find the Notice of the Annual Meeting of Shareholders and the Proxy Statement giving information concerning matters to be acted upon at the meeting. Of course, we will be present at the Annual Meeting to answer any questions you might have.

I sincerely hope you will be able to attend the Annual Meeting. HOWEVER, WHETHER OR NOT YOU ARE ABLE TO ATTEND THE ANNUAL MEETING, IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED. Accordingly, please sign, date, and return the enclosed proxy card which will indicate your vote upon the various matters to be considered. If you do attend the meeting and desire to vote in person, you may do so by withdrawing your proxy at that time.

We thank you for your continued support and look forward to seeing you at the Annual Meeting of Shareholders.

Very truly yours,

James D. Delamater
President and Chief Executive Officer

NORTHEAST BANCORP
232 Center Street
Auburn, Maine 04210

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on November 12, 2002

TO THE SHAREHOLDERS OF NORTHEAST BANCORP:

NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of the Shareholders of Northeast Bancorp, a Maine corporation (the “Company”), will be held at the Martindale Country Club located at 527 Beech Hill Road, Auburn, Maine on Tuesday, November 12, 2002, at 6:00 p.m., local time, to consider and act on the following matters:

1.	Election of eleven directors to serve as members of the Board of Directors of the Company;

2.	Ratification of the appointment of Baker Newman & Noyes, Limited Liability Company, as the Company’s independent auditors for the fiscal year ending June 30, 2003; and

3.	Such other business as may properly come before the meeting or adjournment thereof.

Only shareholders of record at the close of business on September 25, 2002 are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments thereof. Each shareholder, even though he or she may presently intend to attend the Annual Meeting, is requested to sign and date the accompanying proxy card and return it without delay in the enclosed postage-paid envelope. Any Shareholder present at the Annual Meeting may withdraw his or her proxy and vote in person on each matter brought before the Annual Meeting.

By Order of the Board of Directors
and the President
Suzanne M. Carney
Clerk

Auburn, Maine
October 4, 2002

NORTHEAST BANCORP
232 Center Street
Auburn, Maine 04210

PROXY STATEMENT

2002 ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 12, 2002

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Northeast Bancorp, a Maine corporation (the “Company”), of proxies to be voted at the 2002 Annual Meeting of Shareholders to be held on Tuesday, November 12, 2002, at 6:00 p.m. local time (the “Annual Meeting”), and at any adjournment thereof. The Annual Meeting will be held at the Martindale Country Club located at 527 Beech Hill Road, Auburn, Maine.

At the Annual Meeting, shareholders will be asked to consider and vote on the election of eleven nominees to serve as directors of the Company, to ratify the appointment of Baker Newman & Noyes, Limited Liability Company, as the Company’s auditors for fiscal year ending June 30, 2003, and such other business as may properly come before the meeting.

This Proxy Statement and the enclosed form of proxy are first being sent to shareholders, together with the Notice of Annual Meeting, on or about October 4, 2002.

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended June 30, 2002 (the “2002 Annual Report”), including financial statements, accompanies this Proxy Statement, but is not part of the proxy solicitation materials.

Shareholders are urged to complete, date, and sign the accompanying form of proxy and return it promptly in the envelope provided with these materials. No postage is necessary if the proxy is mailed in the United States in the accompanying envelope.

PROXIES AND VOTING AT THE MEETING

Record Date and Voting Rights

The Board of Directors has fixed the close of business on September 25, 2002 as the record date (the “Record Date”) for the determination of the shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of the Record Date, the Company had issued 2,786,095 shares of common stock, $1.00 par value per share (“Common Stock”), of which 2,649,212 shares were outstanding and 136,883 shares were held as treasury stock. The Common Stock is the only class of voting securities outstanding entitled to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date entitles the record holder to cast one vote with respect to each matter to be voted upon at the Annual Meeting. The presence of a majority of the Company’s outstanding Common Stock as of the Record Date, in person or represented by proxy, will constitute a quorum at the Annual Meeting.

Directors are elected by a plurality of the votes cast at a meeting in which a quorum is present. In connection with the election of directors, votes may be cast in favor of or withheld from each nominee. Votes withheld from director nominees will be counted in determining whether a quorum has been reached. However, since directors are elected by a plurality, a vote against a director nominee and votes withheld from a nominee or nominees generally will not affect the outcome of the election.

Approval of other matters submitted to shareholders at a meeting where a quorum is present requires a majority of the votes which are cast at the meeting by holders of shares entitled to vote on the subject matter, unless the Company’s articles of incorporation or bylaws or state law requires a greater number of votes.

In the event of any abstentions or broker non-votes with respect to any proposal coming before the Annual Meeting, the proxy will be counted as present for purposes of determining the existence of a quorum; but since they are neither a vote cast in favor of, nor a vote cast opposing, a proposed action, abstentions and broker non-votes typically will not be counted as a vote cast on any routine matter. A broker non-vote generally occurs when a broker who holds shares in street name for a customer does not have authority to vote on certain non-routine matters because its customer has not provided any voting instructions on the matter. Therefore, abstentions and broker non-votes generally have no effect under Maine law with respect to the election of directors or other matters requiring the approval of only those casting a vote at the meeting.

Voting and Revocation of Proxies

All properly executed proxies received prior to or at the Annual Meeting will be voted in accordance with the instructions indicated on such proxies, if any. If no instructions are indicated with respect to any shares for which properly executed proxies have been received, such proxies will be voted FOR the election of the Board of Directors’ nominees for directors and FOR the ratification of Baker Newman & Noyes, Limited Liability Company, as its auditors. The Company is not aware of any matter to be presented at the Annual Meeting other than those matters described in the Notice of Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting for consideration, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

Any shareholder giving a proxy may revoke it at any time before it is exercised by duly executing and submitting a later-dated proxy, by delivering written notice of revocation to the Company which is received at or before the Annual Meeting, or by voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of the proxy). Any written notice revoking a proxy should be sent to the Clerk of the Company at the Company’s principal executive offices, located at the address set forth above.

PROPOSAL I
ELECTION OF DIRECTORS

In accordance with the Company’s Articles of Incorporation, the Board of Directors has fixed the number of directors to be elected at the Annual Meeting at eleven. All of the Company’s current directors are standing for election as directors of the Company to hold office until the 2003 Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

It is intended that the proxies received from shareholders, unless contrary instructions are given therein, will be voted FOR the election of the nominees named below, each of whom has consented to being named herein and has indicated his or her intention to serve if elected. If any nominee for any reason should become unavailable for election or if a vacancy should occur before the election, it is intended that the shares represented by the proxies will be voted for such other person as the Company’s Board of Directors shall designate to replace such nominee. The Board of Directors has no reason to believe that any of the nominees will not be available or prove unable to serve if so elected.

Nominees for Director

The age of each nominee, their positions and offices with the Company and its wholly-owned subsidiary, Northeast Bank, F.S.B. (the “Bank”), their term of office as a director, their business experience during the past five years or more, and additional biographical data is set forth below. Information with respect to the nominees is as of August 15, 2002, except as otherwise stated.

Name of Nominee	Age	Position with Company	Director Since
John W. Trinward, D.M.D.	77	Chairman of the Board	1987
James D. Delamater	51	President, Chief Executive Officer, and Director	1987
John B. Bouchard	66	Director	1996
Ronald J. Goguen	57	Director	1990
Philip C. Jackson	58	Senior Vice President of Bank-Trust Operations and Director	1987
Judith W. Kelley	46	Director	1994
Ronald C. Kendall	70	Director	1987
John Rosmarin	54	Director	1997
John Schiavi	62	Director	1998
Stephen W. Wight	58	Director	1987
Dennis A. Wilson	67	Director	1989

All directors of the Company hold office until the earlier of the next annual meeting of shareholders and until their successors have been duly elected and qualified, or their death, resignation, or removal.

John W. Trinward, D.M.D., has been Chairman of the Board of Directors of the Company and a director of the Bank since 1987. Dr. Trinward is a retired dentist.

James D. Delamater has been President, Chief Executive Officer, and a director of the Company and the Bank since 1987.

John B. Bouchard has served as a director of the Company and the Bank since 1996. Mr. Bouchard is the owner of John B. Bouchard Builder, a construction contractor.

Ronald J. Goguen has been a director of the Company and the Bank since 1990. He is a director and Co-Chairman of the board of Major Drilling Group International Inc., a Canadian corporation that provides contract drilling services primarily to companies in the mineral and metals industries (“Major Drilling”). Major Drilling common shares are traded on the Toronto Stock Exchange. Mr. Goguen also is the President of Royal Oaks Real Estate, Inc. and also of Royal Oaks Golf & Country Club, Inc.

Philip C. Jackson has been a director of the Company and the Bank since 1987. Mr. Jackson also has served as the Senior Vice President of the Bank’s Trust Operations since 1997. From 1991 to 1994, Mr. Jackson served as President of Bethel Savings, the predecessor to the Bank.

Judith W. Kelley has been a director of the Company and the Bank since 1994. Ms. Kelley is the President of Consumers Maine Water Company, a water utility serving various communities in Maine.

Ronald C. Kendall has been a director of the Company and the Bank since 1987. He is the current Chairman of the Board of Directors of the Bank and has served as a vice president of Northeast Financial Services Corporation, a wholly-owned subsidiary of the Bank, since 1997. Mr. Kendall also is the President and sole owner of Kendall Insurance, Inc.

John Rosmarin has been a director of the Company and the Bank since 1997. Mr. Rosmarin has been the President and Chief Executive Officer of Saunders Manufacturing Company, Inc., an office products manufacturer and distributor, since 1982.

John Schiavi has been a director of the Company and the Bank since 1997. Mr. Schiavi has been the President and sole owner of Schiavi Enterprises, a real estate development firm, since 1962. He also serves on the board of directors of Major Drilling.

Stephen W. Wight has been a director of the Company and the Bank since 1987. Mr. Wight is the Manager of Sunday River Inn, LLC, a resort hotel operator, and the Manager of Wight Enterprises LLC, a property management company.

Dennis A. Wilson has been a director of the Company and the Bank since 1989. Mr. Wilson is the President and sole owner of D.A. Wilson & Co., a trucking company.

Each of the Company’s directors serve the Bank in the same capacities indicated above, except that Mr. Kendall serves as the Chairman of the Board of the Bank.

There is no family relationship between any of the Company’s directors, nominees to serve as director, or executive officers. There are no arrangements between any director or director nominee of the Company and any other person pursuant to which he or she was, or will be, selected as a director.

Director Meetings and Committees

During the fiscal year ended June 30, 2002 (the “2002 fiscal year”), the Board of Directors of the Company held a total of 13 meetings. In addition, certain directors attended meetings of standing committees. All incumbent directors attended at least 75% of the total number of meetings of the Board of Directors and the respective committees on which they serve.

The Board of Directors of the Company maintains three standing committees: an Audit Committee, a Personnel and Compensation Committee, and an Executive Committee. Members of these committees are elected annually at the Board of Directors’ meeting following the annual meeting of shareholders.

The Audit Committee, comprised of Messrs. Bouchard, Goguen, Schiavi, and Rosmarin, and Ms. Kelley, held 5 meetings during the 2002 fiscal year. The Audit Committee is responsible for ensuring that an adequate audit program and controls exist and its duties include: (i) recommending to the Board of Directors the engagement or discharge of the independent public accountants, (ii) meeting with the independent public accountants to review the plans and results of the audit engagement, to review all reports of independent auditors and bank regulatory examinations, and to respond to such reports, (iii) approving the services to be performed by the independent public accountants and giving consideration to the range of the audit and non-audit fees, (iv) ensuring the integrity of the Company’s internal loan review system, and (v) conducting an annual review of the adequacy of the Company’s system of internal accounting and its audit program, including a review of the activities of the subsidiary Bank’s examining committees, maintaining direct reporting responsibility and regular communication with the Company’s internal audit staff, and reviewing the scope and results of the internal audit procedures of the Company and its subsidiary. Additional information regarding the functions performed by the Audit Committee and its membership is set forth in the “Report of Audit Committee,” included below.

The Personnel and Compensation Committee of the Board of Directors, which also serves as the nominating committee and compensation committee, makes recommendations to the Board of Directors with respect to the Company’s compensation policies and the compensation of executive officers. In addition, the Personnel and Compensation Committee is responsible for selecting and recommending to the Board of Directors nominees for election as directors. Shareholders also may nominate persons for election as directors at an annual shareholders’ meeting if such nominations are made in accordance with the procedures set forth in the Company’s Articles of Incorporation. The Articles of Incorporation require, among other things, that written notice of such nominees must be given to the Company not less than 30 nor more than 60 days prior to such meeting (with certain exceptions). For a description of the full procedure governing such nominations, reference is made to the Articles of Incorporation, a copy of which is available from the Clerk of the Company. The Personnel and Compensation Committee which is comprised of Messrs. Bouchard, Goguen, Wight, and Wilson, met 7 times during the 2002 fiscal year.

The Executive Committee of the Board of Directors is empowered to act on behalf of, and to exercise all the powers of, the full Board of Directors in the management of the business and affairs of the Company when the Board of Directors is not in session, except to the extent limited by the Company’s Articles of Incorporation or Bylaws, or by Maine law. The Executive Committee, which is comprised of Dr. Trinward and Messrs. Wight, Delamater, and Kendall, met once during the 2002 fiscal year.

Audit Committee Report

The audited financial statements of the Company at and for the three year period ended on June 30, 2002, are included in the 2002 Annual Report. The Audit Committee oversees the Company’s financial reporting process, public financial reports, internal accounting and financial controls, and the independent audit of the annual consolidated financial statements. The Board of Directors, in its business judgment, has determined that the membership of the Audit Committee satisfies the independence requirements of the American Stock Exchange and the Company’s Audit Committee Charter. The Audit Committee is governed by a formal written audit committee charter which was included as Appendix A to our proxy statement dated October 5, 2001, for the Company’s 2001 Annual Meeting of Shareholders. The Audit Committee reviews and reassesses the adequacy of the charter at least annually. The Audit Committee consists of five independent members. None of the members of the Audit Committee are professionally engaged in the practice of accounting or auditing and are not experts in either of these fields or in auditor independence.

The Company, acting through its management and Board of Directors, has the primary responsibility for the financial statements and reporting process, including the systems of internal accounting controls. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, the financial reporting process, and internal controls. Baker Newman & Noyes, Limited Liability Company (“BNN”), independent auditors engaged by the Company, are responsible for auditing the Company’s annual financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States.

In performing its oversight function, the Audit Committee has reviewed the audited financial statements with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles used, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also has reviewed with BNN their judgments as the quality and acceptability of the Company’s accounting principles. Management and BNN have advised the Audit Committee that the Company’s consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. The Audit Committee discussed with BNN matters covered by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee also discussed with BNN their independence from the Company and management, including those matters in Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the letter and disclosures from BNN to the Audit Committee pursuant to Standard No. 1. The Audit Committee considered whether the non-audit services provided by BNN to the Company are compatible with maintaining the auditor’s independence.

In addition, the Audit Committee discussed with its internal auditors and BNN the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and BNN, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee reviewed and discussed the audited consolidated financial statements of Northeast Bancorp as of and for the year ended June 30, 2002 with management, our internal auditors, and our independent auditors. Based on the reviews and the discussions referred to above, in reliance on management and BNN, and subject to the limitations of the role of the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, for filing with the Securities and Exchange Commission. The Audit Committee also has recommended to the Board of Directors, and the Board of Directors has appointed, BNN to audit our financial statements for the fiscal year ending June 30, 2003, subject to shareholder ratification of that appointment.

SUBMITTED BY THE FISCAL 2002 AUDIT COMMITTEE

John Schiavi, Chairman                              Ronald J. Goguen
John B. Bouchard                                         Judith W. Kelley
Stephen W. Wight

Compensation of Directors

Directors of the Company also are directors of the Bank. Each director receives a combined annual retainer from the Company and the Bank in the amount of $1,000. In addition, each director receives $700 for each meeting of the Board of Directors of the Company or the Bank that they attend, and an additional $200 for each committee meeting that they attend (only if such committee meeting is held on a day other than one on which a Board of Directors’ meeting is held). Directors receive only one meeting fee when meetings of the Board of Directors of the Company and the Bank are held on the same day. The Chairman of the Board of the Company and the Bank each receives an additional annual retainer of $1,000 for services rendered in such capacity.

The Board of Directors recommends a vote FOR
the election of all 11 nominees.

PROPOSAL II
APPROVAL AND RATIFICATION OF APPOINTMENT
OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has selected the firm of Baker Newman & Noyes, Limited Liability Company, independent public accountants, to be the Company’s auditors for the fiscal year ending June 30, 2003 and recommends that shareholders vote to ratify that appointment. Although submission of this matter to shareholders is not required by law, in the event of a negative vote the Board of Directors will reconsider its selection. Ratification of the appointment will require approval by a majority of the votes cast at the Annual Meeting, assuming a quorum is present.

Audit Fees

The aggregate fees paid to BNN for professional services rendered for the audit of the Company’s consolidated annual financial statements for the fiscal year ended June 30, 2002, for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year, and a trust audit and 401(k) Plan audit are estimated to be $83,015.

Financial Information Systems Design and Implementation Fees

During the fiscal year ended June 30, 2002, there were no professional services rendered by BNN relating to financial information systems design and implementation.

All Other Fees

The aggregate fees billed by BNN for services rendered to the Company, other than the services described above under “Audit Fees” for the fiscal year ended June 30, 2002 were $22,775.

BNN has been the Company’s independent auditing firm for many years, and the Board of Directors believe that they are well qualified for the job. BNN is expected to have a representative at the Annual Meeting who will be available to respond to appropriate questions from shareholders attending the meeting and to make a statement if they desire.

The Board of Directors recommends a vote FOR this proposal.

COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

The following summary compensation table sets forth the cash and non-cash compensation paid to or accrued for the past three fiscal years for the Company’s Chief Executive Officer and for each of the executive officers of the Company or its subsidiaries and certain other individuals whose total compensation exceeded $100,000 for the fiscal year ended June 30, 2002 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

				Long Term Compensation Awards (1)
	Fiscal Year	Annual Compensation		Securities Underlying Options (#)	All Other Compensation (2)
Name and Principal Occupation		Salary	Bonus
James D. Delamater	2002	$158,637	$25,000	5,000	$6,917
President and Chief	2001	$155,410	$10,000	3,000	$6,932
Executive Officer	2000	$149,432	$0	8,500	$6,782

A. Daniel Keneborus	2002	$101,796	$0	2,000	$5,646
Executive Vice President	2001	$85,615	$0	3,000	$4,364
Commercial Banking of	2000	$81,923	$0	1,000	$4,035
Northeast Bank

Normand Poulin	2002	$143,895	$0	500	$4,430
Vice President	2001	$153,976	$0	0	$5,605
Northeast Financial Services	2000	$137,924	$0	500	$1,977

Dwight Pendexter	2002	$203,821	$0	500	$5,027
Vice President	2001	$78,573	$0	0	$2,656
Northeast Financial Services	2000	$36,768	$0	500	$728

(1)
The Company does not have a long-term compensation program that includes long-term incentive payments. However, the Company’s stock option plans provide participants with performance-based compensation in the form of incentive stock options.

(2)
These amounts include payments made in 2002, 2001, and 2000, respectively, as follows: (i) term life insurance premiums of $734, $883, and $735 for Mr. Delamater; $1,218, $956, and $757 for Mr. Keneborus; $488, $299, and $85 for Mr. Pendexter; and $113, $112, and $70 for Mr. Poulin, (ii) matching 401(k) contributions of $2,901, $2,905, and $3,276 for Mr. Delamater; $3,554, $2,568, and $2,470 for Mr. Keneborus; $4,539, $2,357, and $643 for Mr. Pendexter; and $4,317, $5,100, and $1,139 for Mr. Poulin, and (iii) additional performance based compensation paid in the 2002, 2001 and 2000 fiscal years of $1,606, $1,583 and $1,534 to Mr. Delamater and $874, $840, and $808 for Mr. Keneborus, and $0, $393, and $768 for Mr. Poulin; and (iv) automobile reimbursement allowance of $1,676, $1,561, and $1,238 for Mr. Delamater.

Stock Option Grants

As of June 30, 2002, the Company did not have any long-term incentive plans nor had it awarded any restricted shares. The table set forth below contains information with respect to the award of stock options during the fiscal year ended June 30, 2002 to the Named Executive Officers covered by the Summary Compensation Table.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Securities Underlying Options Granted (1)(2)	% of Total Options Granted to Employees in 2002 Fiscal Year (3)	Exercise Price or Base Price	Expiration Date	Grant Date Present Value (4)
James D. Delamater	5,000	9.80%	$13.10	07/20/11	$21,050

A. Daniel Keneborus	2,000	3.92%	$13.10	07/20/11	$8,420

Dwight Pendexter	500	0.98%	$13.10	07/20/11	$2,105

Normand Poulin	500	0.98%	$13.10	07/20/11	$2,105

(1)
These options were granted to employees under the Northeast Bancorp 1992 Stock Option Plan and the Northeast Bancorp 1999 Stock Option Plan (together, the “Stock Option Plans”). The material terms of all options granted during the 2002 fiscal year are as follows: (i) all options are incentive stock options, (ii) all have an exercise price equal to the fair market value on the date of grant, (iii) all have a ten year term and are fully exercisable, (iv) no options will be exercisable more than three months following the termination of employment (except in the case of disability, in which case such options will be exercisable for up to one year thereafter), and (v) all options are otherwise subject to the Stock Option Plans under which they were granted.

(2)	Granted on July 20, 2001.
(3)	During the fiscal year ended June 30, 2002, employees of the Company were granted an aggregate of 51,000 options under the Company’s Stock Option Plans.
(4)
Hypothetical value using the Black-Scholes option pricing model based on the following assumptions: (i) an expected stock price volatility of 0.265, (ii) an expected dividend yield of 1.94%, (iii) a risk free rate of return of 4.8%, (iv) an option term of 8 years, and (v) no discounts for non-transferability or risk of forfeiture. This is a theoretical value for the options developed solely for the purpose of comparison disclosures as required by applicable SEC rules and regulations, and does not reflect the Company’s views of the appropriate value or methodology for financial reporting purposes, or the future price of the Common Stock. The actual value of the options will depend on the market value of the Common Stock on the date the options are exercised.

Aggregated Options Exercised in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth, for each of the Named Executive Officers in the Summary Compensation Table above who holds stock options, the number of shares of Common Stock acquired pursuant to the exercise of stock options during fiscal 2002, the number of the stock options held at June 30, 2002, and the realizable gain of the stock options that are “in-the-money.” The in-the-money stock options are those with exercise prices that are below the year-end stock price because the stock value grew since the date of the grant.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTIONS VALUES

	Shares Acquired on Exercised (#)	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End (1)(2)
Name			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
James D. Delamater	0	0	27,500	0	$144,330	$0
A. Daniel Keneborus	0	0	7,500	0	$37,050	$0
Dwight Pendexter	0	0	1,000	0	$4,350	$0
Normand Poulin	0	0	1,000	0	$4,350	$0

(1)	Based upon the closing price of the Common Stock as quoted by the American Stock Exchange on June 30, 2002 of $14.90 per share.
(2)	Value represents fair market value at exercise minus exercise price.

Employment Agreements

The Company has no employment agreements with any of the Named Executive Officers.

401(k) Plan Employees Savings Plan

The Company maintains a tax-deferred profit sharing plan (the “401(k) Plan”) for its employees. All employees who are scheduled to work at least 1,000 hours per year and are at least 21 years of age may elect to participate in the 401(k) Plan once he or she has completed ninety days of service. Under the 401(k) Plan, a participating employee is given an opportunity to make an elective contribution under a salary deferral savings arrangement of up to a maximum of 15% of the participant’s pre-tax compensation up to a maximum of $10,000 per year. Each such contribution is fully vested in the participant. In addition, the Company may, in its sole discretion, make a separate matching contribution on behalf of employees who elect to participate in the plan by contributing a portion of their compensation to the plan. Messrs. Delamater, Keneborus, Pendexter, and Poulin participated in the 401(k) Plan at approximately 7%, 10%, 10%, and 6% of their salaries, respectively. For the year ended June 30, 2002, the Company made 401(k) matching contributions on behalf of its employees in the amount of approximately $125,295. No profit sharing contributions were paid under the plan for the fiscal year ended June 30, 2002.

REPORT ON EXECUTIVE COMPENSATION

Overview

The Personnel and Compensation Committee of the Board of Directors (the “Compensation Committee”) is comprised entirely of outside directors, none of whom is a current officer or employee of the Company or any of its subsidiaries. The Compensation Committee is responsible for the establishment of policies governing and for the implementation, administration, and interpretation of all aspects of executive compensation, which includes base salary, bonuses, and stock option grants. Executives also participate in benefit programs that are generally available to employees of the Company, including medical benefits and a 401(k) Plan and profit sharing plan. The Compensation Committee also evaluates executive performance.

Objectives of the Executive Compensation Program

The objectives of the compensation program are to attract and retain a high quality executive team and to encourage that team to achieve profitable growth and thereby increase shareholder value. To meet these objectives, the Company’s compensation packages are intended to provide (i) an overall level of compensation that is competitive, and (ii) bonuses and stock-related compensation that reflect business results. The Compensation Committee believes that a recognition of, and reward for, individual and collective contributions maximizes shareholder value by encouraging and fostering consistently improving financial performance.

Base Salaries

The Compensation Committee regularly reviews the base salary of its executives, including its Chief Executive Officer, with a view to providing both a competitive compensation package and to providing appropriate incentives to seek long-term growth in shareholder values. Base salaries are targeted at market levels and are determined by evaluating the executive’s levels of responsibility, prior experience, breadth of knowledge, internal equity issues, and external pay practices. In evaluating the compensation packages provided to its executives, the Compensation Committee reviews compensation and financial data provided in annual surveys conducted by the American Bankers’ Association and by Berry, Dunn, McNeil & Parker to compare its compensation practices with those provided to executives performing similar jobs as the Company’s executives. Base salaries offer security to executives and allow the Company to attract competent executive talent and maintain a stable management team.

Increases to base salaries, when given, are driven primarily by individual performance, evaluated based on sustained levels of individual contribution to the Company. The Compensation Committee considers the executive’s efforts in promoting the Company objectives, continuing educational and management training, improving product quality, developing relationships with customers, vendors, and employees, and demonstrating leadership abilities and other goals.

Bonus Program

On an annual basis, the Compensation Committee has the discretion to propose and recommends to the Board of Directors the payment of bonuses to the Chief Executive Officer of the Company. These awards are to be based upon job responsibilities, attainment of corporate financial goals, contributions to the business and other goals of the Company, including overall performance. The payment of a bonus to such individuals is subject to the sole discretion of the Compensation Committee and the Board of Directors of the Company. There is no specific formula, performance target, or other required performance measures that must be achieved in order to receive a bonus. On the other hand, achievement of certain financial results will not ensure the payment of bonuses either. Instead, bonuses are used as a tool for maintaining the competitiveness of the overall compensation paid to its Chief Executive Officer in light of current market conditions, and the Company’s overall performance. To the extent that the base salary or adjustments in base salary are sufficient for these purposes, bonuses may not be recommended despite a strong performance, and vice versa.

Stock Option Plans

The key officers and employees of the Company, including the Named Executive Officers, are eligible to receive stock option awards under the Company’s stock option plans. Stock options are granted at an option exercise price equal to the fair market value of the Common Stock on the date of the grant. Accordingly, stock options have value only if the stock price appreciates in value from the date that the options are granted. The stock option plans focus executives and other participants on the creation of shareholder value over the long-term and encourage equity ownership in the Company. Individual grants in the 2002 fiscal year were based on corporate performance and on individual levels of responsibility, performance, and contributions to the Company. This determination was made based on the Compensation Committee’s assessment of the performance of each individual.

Compensation of Chief Executive Officer

The Company’s Board of Directors relies on its Chief Executive Officer to provide effective leadership and to successfully execute the Company’s business plan and strategies. Subject to the approval of the Board of Directors, the Compensation Committee establishes Mr. Delamater’s base salary, bonuses, and stock option grants in accordance with the Company’s compensation philosophy. In making its determination of the appropriate base salary, the Compensation Committee reviewed and analyzed surveys of compensation paid to chief executive officers of similarly sized institutions, and it evaluated the performance of Mr. Delamater. The Compensation Committee determined that an increase in Mr. Delamater’s base salary was warranted in order to maintain the competitiveness of the Company’s compensation package and to reflect Mr. Delamater’s contributions to the Company’s growth and operating results. Overall, the Chief Executive Officer’s compensation is in keeping with the average compensation paid to chief executive officers at similarly sized financial institutions. In addition, the Compensation Committee determined that, based on Mr. Delamater’s past and continued performance, it was appropriate to award incentive stock options to Mr. Delamater. The grant of such stock options are viewed by the Compensation Committee as both an award for prior business results and as an incentive to achieve future positive results which directly enhance shareholder value.

Conclusion

The Compensation Committee believes that its executive compensation policies and programs effectively serve the interests of the Company and its shareholders. The compensation packages are appropriately balanced to provide security and competitive levels of compensation to its executives while simultaneously providing increased motivation to contribute to the Company’s overall future success and long-term enhancement of shareholder value. We will continue to monitor the effectiveness of our total compensation policies and programs to insure that they continue to meet the needs of the Company.

This report is respectfully submitted by: PERSONNEL AND COMPENSATION COMMITTEE

Dennis A. Wilson, Chairman	John Schiavi
Ronald J. Goguen	John Rosmarin

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the 2002 fiscal year, Messrs. Bouchard, Goguen, Wight, and Wilson served on the Personnel and Compensation Committee which, among other things, functions as the Company’s compensation committee. None of the individuals is, or has been, an officer or an employee of the Company or the Bank.

Messrs. Goguen and Schiavi, directors of Northeast Bancorp, each hold a 10% equity interest, or an aggregate of 20%, in Saratoga Capital Management (“SCM”), a Delaware general partnership, which serves as the investment manager of Saratoga Advantage Trust (“SAT”). SAT, an investment company organized under the Investment Company Act of 1940, operates several mutual fund investments. SCM has granted a license to the Bank’s trust department to use the Saratoga Capital Management Asset Allocation Software which assists its customers in selecting an asset allocation mix which is tailored to the customers’ specific needs and investment goals. In addition, the SAT mutual funds are offered to the trust department’s customers on a non-exclusive basis. As a result of this relationship, through June 30, 2002, the trust department had placed approximately $10.5 million in SAT mutual fund investments, which are indirectly under management by SCM. SCM receives an annual asset allocation fee of 15 basis points, based on the aggregate placement of funds in SAT portfolios, for the trust department’s use of its asset allocation software.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Bank has had, and expects to have in the future, various loans and other banking transactions in the ordinary course of business with the directors, executive officers, and principal shareholders of the Bank and the Company (or associate of such person). All such transactions: (i) have been and will be made in the ordinary course of business; (ii) have been and will be made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with unrelated persons; and (iii) in the opinion of management do not and will not involve more than the normal risk of collectability or present other unfavorable features. At June 30, 2002 and 2001, the total dollar amount of extensions of credit to directors and executive officers identified above, and their associates (excluding extensions of credit which were less than $60,000 to any one such person and their associates) were $3,461,000 and $3,043,000, respectively, which represented approximately 9.96% and 10% respectively, of total shareholders’ equity.

In providing the Bank’s customers with investment and insurance products, certain directors of Northeast Bancorp have an interest in businesses which have furnished such products to the Bank’s customers on a non-exclusive basis.

On February 20, 2002, Northeast Financial Services, a wholly-owned subsidiary of Northeast Bank F.S.B., acquired substantially all of the assets of Kendall Insurance, Inc. located in Bethel, Maine from Ronald C. Kendall, a director of Northeast Bancorp and Northeast Bank F.S.B., for an aggregate purchase price of $569,564. The assets purchased were primarily intangibles consisting of, among other things, customer lists and a non-compete agreement with useful lives (for accounting purposes) of 7 years and 5 years, respectively. The transaction was the result of arm’s-length negotiations between the parties. The purchase price was paid 50% in cash and 50% in the common stock of Northeast Bancorp based on the market price of the common stock on the date of acquisition. As a result, 21,412 shares of common stock held by Northeast Bancorp in treasury were issued to Mr. Kendall. The acquisition has been accounted for as a purchase in accordance with FASB 141 and the results of operations of Kendall Insurance, Inc. have been included in the consolidated financial statements of the Company since the acquisition date. The acquisition is not material to, nor has it had a material impact on, the Company’s consolidated assets or to its financial condition or results of operations.

Except as described in this Proxy Statement, outside of normal customer relationships none of the directors or officers of the Company, and no shareholder holding over 5% of the Company’s common stock and no corporations or firms with which such persons or entities are associated, currently maintains or has maintained since the beginning of the last fiscal year, any significant business or personal relationship with the Company or the Bank, other than such as arises by virtue of such position or ownership interest in the Company or the Bank.

STOCK PRICE PERFORMANCE GRAPH

Set forth below is a graph comparing the yearly percentage change in the cumulative total return of the Company’s Common Stock, including stock and cash dividends, against the cumulative total return of the S & P 500 Composite Index and the KBW 50 Bank Index for the last five years. The KBW Bank Index, compiled by Keefe, Bruyette & Woods, Inc., is comprised of fifty American banking companies, including all money-center and most major regional banks. This presentation assumes that $100 was invested on June 30, 1997 in the Common Stock and all other indices, and that all dividends were reinvested.

Fiscal Years Ended June 30

	1997	1998	1999	2000	2001	2002
Northeast Bancorp	100	159	103	89	145	169
S & P 500 Index	100	127	155	164	138	112
PHLX KBW 50 Bank Index	100	136	141	116	144	131

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of the Company’s issued and outstanding Common Stock as of August 15, 2002, by: (i) each director and nominee for director of the Company, (ii) each of the Named Executive Officers covered by the Summary Compensation Table, (iii) all directors and executive officers of the Company as a group, and (iv) each person known to the Company beneficially owning more than 5% of the outstanding Common Stock. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all of the Common Stock owned by them.

	Current Beneficial Ownership
	Number of Shares (1)		Percent of Class (2)
Name of Beneficial Owner
Directors and Certain Executive Officers
John W. Trinward, D.M.D.	14,601	(3)(4)	*
James D. Delamater	85,020	(5)	3.18%
John B. Bouchard	11,272	(4)	*
Ronald J. Goguen	6,825	(4)(6)	*
Phillip C. Jackson	35,960	(7)	1.35%
Judith W. Kelley	7,000	(4)	*
Ronald C. Kendall	69,330	(4)(8)	2.61%
A. Daniel Keneborus	7,500	(9)	*
Dwight Pendexter	1,000	(10)	*
Norman Poulin	1,000	(10)	*
John Rosmarin	1,000	(4)(11)	*
John Schiavi	6,500	(12)	*
Stephen W. Wight	21,750	(4)(13)	*
Dennis A. Wilson	46,850	(4)	1.77%

All directors and executive officers as a group (15 persons)	345,598	(14)	12.54%

Other Beneficial Holders
Albert H. Desnoyers (15)	199,041		7.52%
210 Washington Drive
Watchung, NJ 07060

Claude E. Savoie (16)	152,550		5.76%
550 Sheldiac Road
Moncton, New Brunswick, Canada
E1C 1T7

Tontine Financial Partners, LP (17)	236,500		8.93%
200 Park Avenue, Suite 3900
New York, NY 10166

Sandler O’Neill Asset Management LLC (18)	148,100		5.59%
780 Third Avenue, 30th Floor
New York, NY 10017

*	Less than 1%
(1)
In accordance with Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of a security for purposes of the rule if he or she has or shares voting power or dispositive power with respect to such security or has the right to acquire such ownership within sixty days. As used herein, “voting power” is the power to vote or direct the voting of shares, and “dispositive power” is the power to dispose or direct the disposition of shares, irrespective of any economic interest therein.

(2)
In calculating the percentage ownership for a given individual or group, the number of shares of Common Stock outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days held by such individual or group, but are not deemed outstanding by any other person or group.

(3)	Includes 801 shares of Common Stock held by Dr. Trinward’s spouse as to which Dr. Trinward disclaims beneficial ownership.
(4)	Includes 4,500 shares of Common Stock which may be acquired pursuant to currently exercisable options.
(5)	Includes 27,500 shares of Common Stock which may be acquired pursuant to currently exercisable options.
(6)	Includes 2,325 shares of Common Stock held by Blue Chip Investments, Inc., a New Brunswick corporation wholly-owned by Mr. Goguen.
(7)
Includes 16,000 shares of Common Stock which may be acquired pursuant to currently exercisable options, 5,850 shares of Common Stock held by Mr. Jackson’s spouse, as to which Mr. Jackson disclaims beneficial ownership, and 1,350 shares of Common Stock held by his children.

(8)
Includes (a) 54,515 shares of Common Stock held in trusts in which Mr. Kendall either serves as a trustee or is a beneficiary (as to which Mr. Kendall disclaims beneficial ownership of 26,777 of such shares), and (b) 8,254 shares of Common Stock owned by Kendall Insurance, Inc., a company in which Mr. Kendall is the sole owner and, by reason of his ownership, Mr. Kendall may be deemed to be the beneficial owner of such shares.

(9)	Includes 7,500 shares of Common Stock which may be acquired pursuant to currently exercisable options.
(10)	Includes 1,000 shares of Common Stock which may be acquired pursuant to currently exercisable options.
(11)	Includes 1,875 shares of Common Stock held by Mr. Rosmarin’s spouse as to which Mr. Rosmarin disclaims beneficial ownership.
(12)	Includes 3,500 shares of Common Stock which may be acquired pursuant to currently exercisable options.
(13)	Includes 7,350 shares of Common Stock held by Mr. Wight’s spouse as to which Mr. Wight disclaims beneficial ownership, and 2,250 shares of Common Stock held by his children.
(14)	Includes 108,000 shares of Common Stock subject to options which may be acquired by such directors and executive officers as a group pursuant to currently exercisable options.
(15)
The ownership information set forth herein is based in its entirety on material contained in a Schedule 13D, dated March 6, 1995, filed with the SEC by Mr. Desnoyers, as adjusted to reflect the payment of a 50% stock dividend in December 1997.

(16)
The ownership information set forth herein is based in its entirety on material contained in a Schedule 13D, dated June 5, 1995, filed with the SEC by Mr. Savoie, as adjusted to reflect the payment of a 50% stock dividend in December 1997.

(17)
The ownership information set forth herein is based in its entirety on material contained in a Schedule 13G, dated January 31, 2001, filed with the SEC by a group consisting of Tontine Financial Partners, LP (“TFP”), Tontine Management, LLC the general partner of TFP (“TM”), and Jeffrey L. Gendell, the managing member of TM.

(18)
The ownership information set forth herein is based in its entirety on material contained in a Schedule 13D, dated March 7, 2002, filed with the SEC consisting of a group partnerships of which SOAM Holdings, LLC, a Delaware limited liability company (“Holdings”), is the sole general partner and to which Sandler, O’Neill Asset Management, Inc. (“SOAM”) provides administrative and management services, and Terry Maltese, the managing member and president of SOAM and Holdings.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires all executive officers, directors, and persons who are the beneficial owner of more than 10% of the Common stock of the Company to file reports of ownership with the Securities and Exchange Commission (the “SEC”) indicating their ownership of the Company’s equity securities and to report any changes in that ownership. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to comply therewith during the fiscal year ended June 30, 2002. The Company believes that all of these filing requirements were satisfied by its executive officers, directors, and by the beneficial owners of more than 10% of the Common Stock. In making this statement, the Company has relied on copies of the reporting forms received by it or on the written representations from certain reporting persons that no Forms 5 (Annual Statement of Changes in Beneficial Ownership) were required to be filed under applicable rules of the SEC.

SHAREHOLDER PROPOSALS

Eligible shareholders who wish to present proposals for action at the 2003 Annual Meeting of Shareholders should submit their proposals in writing to the Clerk of the Company at the address of the Company set forth on the first page of this Proxy Statement. Proposals must be received by the Secretary no later than June 6, 2003 for inclusion in next year’s proxy statement and proxy card. A shareholder is eligible to present proposals if, at the time he or she submits the proposals, the shareholder owns at least 1% or $2,000 in market value of Common Stock and has held such shares for at least one year, and the shareholder continues to own such shares through the date of the 2003 Annual Meeting.

SOLICITATION COSTS

The Company will bear the costs of preparing, assembling, and mailing the Proxy Statement, the form of proxy, and the 2002 Annual Report in connection with the Annual Meeting. In addition to solicitation by use of mail, employees of the Company may solicit proxies personally or by telephone, by facsimile copy, or telegraph, but will not receive additional compensation therefor. Arrangements may be made with banks, brokerage houses, and other institutions, nominees, and fiduciaries to forward the solicitation materials to beneficial owners and to obtain authorizations for the execution of proxies. The Company will, upon request, reimburse those persons and entities for expenses incurred in forwarding proxy materials for the Annual Meeting to beneficial owners.

ANNUAL REPORT

The Company’s 2002 Annual Report for the fiscal year ended June 30, 2002, which includes financial statements, was mailed to shareholders together with the Notice of the Annual Meeting of Shareholders and Proxy Statement.

OTHER MATTERS

At the time of the preparation of this Proxy Statement, the Board of Directors of the Company had not been informed of any matters which would be presented for action at the Annual Meeting other than the proposals specifically set forth in the Notice of Annual Meeting and referred to herein. If any other matters are properly presented for action at the Annual Meeting, it is intended that the persons named in the accompanying proxy card will vote or refrain from voting in accordance with their best judgment on such matters after consultation with the Board of Directors.

The Company will provide without charge to any shareholder upon written request, a copy of the Company’s Annual Report on Form 10-K, including financial statements and schedules thereto for the fiscal year ended June 30, 2002, as filed with the Securities and Exchange Commission (without exhibits). All such requests should be delivered to Suzanne Carney, Clerk, Northeast Bancorp, 232 Center Street, Auburn, Maine 04210. Copies of exhibits will be provided upon written request and payment of a reasonable fee to cover the costs of reproduction and mailing.

By Order of the Board of Directors and President

Suzanne M. Carney
Clerk

Auburn, Maine
October 4, 2002

NORTHEAST BANCORP

Annual Meeting of Shareholders, November 12, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of shares of common stock of Northeast Bancorp (“Northeast”), a Maine corporation, does hereby appoint John W. Trinward, D.M.D., and James D. Delamater, and each of them, as due and lawful attorneys-in-fact (each of whom shall have full power of substitution), to represent and vote as designated below all of the Northeast common stock that the undersigned held of record at 5:00 p.m., local time, on September 25, 2002, at the Annual Meeting of Shareholders of Northeast Bancorp to be held at the Martindale Country Club located at 527 Beech Hill Road, Auburn, Maine on Tuesday, November 12, 2002 at 6:00 p.m. or any adjournment thereof, on the following matters, and on such other business as may properly come before the meeting:

1. ELECTION OF DIRECTORS
Nominees: John W. Trinward, D.M.D., James D. Delamater, John B. Bouchard, Ronald J. Goguen, Philip C. Jackson, Judith W. Kelley, Ronald C. Kendall, John Rosmarin, John Schiavi, Stephen W. Wight, Dennis A. Wilson

☐ FOR ALL NOMINEES LISTED ABOVE (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED ABOVE
(Instructions: to withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)
2. Ratification of Appointment of Auditors. Proposal to ratify the appointment of Baker Newman & Noyes, Limited Liability Company, as the Company’s auditors for the fiscal year ending June 30, 2003.
☐ FOR	☐ AGAINST	☐ ABSTAIN
3.      In their discretion, on such other business as may properly come before the meeting (the Board of Directors is not aware of any matter other than the above proposals which is to be presented for action at the Annual Meeting).

All of the above proposals are described in greater detail in the accompanying Proxy Statement dated October 4, 2002, which descriptions are incorporated herein by reference.

(Please Sign and Date on Reverse Side)

(Continued from other side)

PLEASE SIGN AND RETURN PROMPTLY.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. If no direction is given, this proxy will be voted FOR the election of all nominees as directors and FOR the ratification of the Company’s auditors.

PLEASE ENTER THE NUMBER OF SHARES OF NORTHEAST COMMON STOCK YOU OWN:
(Please sign, date, and return this proxy form exactly as your name or names appear below whether or not you plan to attend the meeting.)

☐ I plan to attend the Annual Meeting.

☐ I do not plan to attend the Annual Meeting.

Date , 2002
Signature(s):

Title or Authority (if applicable)

Please sign your name here exactly as it appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee, guardian, corporate officer or other similar capacity, so indicate. If the owner is a corporation, an authorized officer should sign for the corporation and state his or her title. If shares are held in more than one capacity, this Proxy shall be deemed valid for all shares held in all capacities.